Exhibit 10.1

Amendment to Employment Agreement
This Amendment to Employment Agreement (this “Amendment”) is made on September 26, 2022 (the “Amendment Effective Date”) by and between SciPlay Parent Company, LLC, a Nevada limited liability company, (the “Company”) and Josh Wilson (“Executive”).
WHEREAS, the Company and Executive entered into an Employment Agreement dated as of May 7, 2019 (the “Agreement”);
NOW THEREFORE, in consideration of the premises and the mutual benefits to be derived herefrom and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
1. Extension of Term. The parties agree that the “Term,” as defined in Section 1 of the Agreement, is extended until the third anniversary of the Amendment Effective Date.
2. Increase in Base Salary. The Agreement is hereby amended by adding the following sentence to the end of Section 3(a): “Effective as of May 8, 2022, Executive’s base salary is increased to six hundred thousand U.S. dollars ($600,000) per annum.”
3. Continued Eligibility for Short-Term Incentive Compensation Program. Executive will continue to have the opportunity annually to earn up to 100% of Executive’s base salary as cash incentive compensation in connection with Section 3(b) of the Agreement.
4. Continued Eligibility for SEIP. Executive will continue to be eligible to participate in the SEIP in accordance with its terms as set forth in Section 3(c) of the Agreement, and Executive’s target percentage for the SEIP will be 200% of Executive’s base salary with a “maximum opportunity” of up to 400% of Executive’s base salary.
5. Increase in Executive’s Long-Term Incentive Compensation Program Target Percentage. Effective as of May 8, 2022, Section 3(d) of the Agreement is hereby amended by increasing Executive’s target percentage for long-term incentive grants from 125% to 200%.
6. Eligibility for Continued Medical Coverage in Section 4(e)(iv). Section 4(e)(iv) is deleted and replaced with the following:
(iv) if Executive timely elects to continue medical coverage under the Company’s group health plan in accordance with COBRA, the full monthly premiums for such coverage on a monthly basis until the earlier of: (A) a period of eighteen (18) months has elapsed; or (B) Executive is eligible for medical coverage under a plan provided by a new employer. In addition, if the eighteen (18) month period set forth in the foregoing sub-section (A) expires before Executive is eligible for medical coverage under a plan provided by a new employer, then the Company shall pay the full monthly premiums for Executive’s medical coverage under a health plan obtained by Executive that is comparable to the Company’s group health plan, until the earlier of a period of six (6) additional months has elapsed (for the avoidance of doubt, until the end of the 24-month period following the date of such termination) or Executive is eligible for medical coverage under a plan provided by a new employer; and
7. Change to Severance Benefits in Section 4(f), “Expiration of Term of Agreement.” Section 4(f) is deleted in its entirety and replaced with the following:
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(f) Expiration of Term of Agreement. In the event Executive’s employment is terminated by the Company at the end of the Term, Executive shall receive:
1. the Standard Termination Payments;
2.an amount equal to the sum of (A) Executive’s annual base salary then in effect multiplied by two (2) and (B) the Severance Bonus Amount, such amount under this clause (ii) payable in equal installments in accordance with the Company’s normal payroll practices over a period of twenty-four (24) months after such termination, and otherwise in accordance with Section 4(g);
(iii) no later than March 15 following the end of the year in which such termination occurs, in lieu of any Cash Incentive Compensation for the year in which such termination occurs, payment of an amount equal to (A) the Cash Incentive Compensation which would have been payable to Executive had Executive remained in employment with the Company during the entire year in which such termination occurred, multiplied by (B) a fraction the numerator of which is the number of days Executive was employed by the Company in the year in which such termination occurs and the denominator of which is the total number of days in the year in which such termination occurs;
(iv) if Executive timely elects to continue medical coverage under the Company’s group health plan in accordance with COBRA, the full monthly premiums for such coverage on a monthly basis until the earlier of: (A) a period of eighteen (18) months has elapsed; or (B) Executive is eligible for medical coverage under a plan provided by a new employer. In addition, if the eighteen (18) month period set forth in the foregoing sub-section (A) expires before Executive is eligible for medical coverage under a plan provided by a new employer, then the Company shall pay the full monthly premiums for Executive’s medical coverage under a health plan obtained by Executive that is comparable to the Company’s group health plan, until the earlier of a period of six (6) additional months has elapsed (for the avoidance of doubt, until the end of the 24-month period following the date of such termination) or Executive is eligible for medical coverage under a plan provided by a new employer; and
(v) the Pro-Rata SEIP Payment.
8. Mitigation. Section 4(h), “Mitigation,” is deleted and replaced with the following:
(h) Mitigation. In the event the Executive’s employment is terminated in accordance with Section 4(e) or (f) and Executive is employed by or otherwise engaged to provide services to another person or entity at any time prior to the end of any period of payments to or on behalf of Executive contemplated by this Section 4, (i) Executive shall immediately advise the Company of such employment or engagement and any health insurance benefits to which he is entitled in connection therewith, and (ii) the Company’s obligation to make continued health insurance payments to or on behalf of Executive shall be reduced by any health insurance coverage obtained by Executive during the applicable period through such other employment or engagement (without regard to when such coverage is paid).
9. Extension Equity Awards. In connection with entering into this Amendment and extending the Agreement, the Company will make the following equity awards to Executive:
a. The Company will grant to Executive an equity award consisting of $1,200,000 worth of time-vesting RSUs (the “Time-Vested Amendment Equity Award”). One-third of the Time-Vested Amendment Equity Award shall vest on each of the first three (3) anniversaries of the Amendment Effective Date.

b. The Company will grant to Executive an equity award consisting of $4,800,000 worth of performance-conditioned RSUs (the “Performance-Conditioned Amendment Equity Award”). The Performance-Conditioned Amendment Equity Award shall be eligible to cliff vest on the third anniversary date of the Amendment Effective Date subject to the achievement of the AEBITDA and revenue targets in the Company’s long range plan as of the date of the Amendment.
c. The number of RSUs granted in connection with the Time-Vested Amendment Equity Award and Performance-Conditioned Amendment Equity Award shall be determined based on the average high-low price of SCPL stock on the last trading day prior to the grant date. The grants will be made within ten (10) days after the Amendment Effective Date if the Company is not in a blackout period on the Amendment Effective Date. If the Company is in a blackout period on the Amendment Effective Date, then the grants will be made within three (3) trading days after the Company’s next trading window opens.
d. The Time-Vested Amendment Equity Award and Performance-Conditioned Amendment Equity Award shall be subject to the terms of the Company’s standard form of award agreement.
10. Except as set forth in this Amendment, all terms and conditions of the Agreement shall remain unchanged and in full force and effect in accordance with their terms. All references to the “Agreement” in the Agreement shall refer to the Agreement as amended by this Amendment. Any defined terms used in this Amendment and not defined herein shall have the meaning as set forth in the Agreement.
11. This Amendment may be executed in counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument. Delivery of an executed counterpart of a signature page of this Amendment by electronic transmission shall be effective as delivery of a manually executed counterpart of this Amendment.
IN WITNESS WHEREOF, each of the parties hereto has duly executed this Amendment as of September 26, 2022.

SciPlay Parent Company, LLC

By: /s/ Daniel O’Quinn
Name: Daniel O’Quinn
Title: Interim Chief Financial Officer

/s/ Josh Wilson
Josh Wilson
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